UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 7, 2005

                           Netsmart Technologies, Inc.
             (Exact name of Registrant as Specified in its Charter)

           Delaware                      0-21177                 13-3680154
(State or other jurisdiction           (Commission             (IRS Employer
       of incorporation                 File No.)            Identification No.)

         3500 Sunrise Highway, Suite D-122, Great River, New York 11739
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (631) 968-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

      On October 7, 2005, Netsmart Technologies, Inc. (the "Registrant") entered into a Revolving Credit and Term Loan Agreement (the "Loan Agreement") with Bank of America, N.A. (the "Bank") pursuant to which the Bank has agreed to make loans to the Registrant consisting of (i) a $2,500,000 Revolving Credit Loan and
(ii) a $2,500,000 Term Loan (collectively, the "Loans").

      The terms of the Loan Agreement are more fully described under Item 2.03, below.

      A copy of the Loan Agreement is filed as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      On October 7, 2005, the Registrant entered into the Loan Agreement with the Bank pursuant to which the Bank has agreed to make the Loans to the Registrant consisting of (i) a $2,500,000 Revolving Credit Loan and (ii) a $2,500,000 Term Loan. The Loans are evidenced by promissory notes of the Registrant (the "Notes") and are secured by a security interest in the Registrant's personal property, including a pledge of the stock of the Registrant's wholly-owned subsidiaries. The Loans are guaranteed by the Registrant's significant wholly-owned subsidiaries.

      On October 7, 2005, the Registrant borrowed the full amount of the $2,500,000 Term Loan. The Registrant has not borrowed any amounts under the Revolving Credit Loan but may borrow, repay and reborrow amounts under the Revolving Credit Loan in accordance with its terms.

      The principal amount of the Term Loan is payable in sixty (60) consecutive monthly installments, the first fifty-nine (59) of which are in the amount of $41,667.00, and the final installment of which will be an amount equal to the then unpaid principal balance. Payments under the Term Loan are payable on the first day of each month commencing on November 1, 2005 until the entire unpaid principal balance of the Term Loan, together with all interest accrued and unpaid, is paid in full. At the election of the Registrant, the unpaid principal amount of the Term Loan bears interest at the LIBOR Rate plus 2.25%, which rate was swapped into a fixed rate equivalent of 7.1% for the term of the Term Loan.

      Any Revolving Credit Loan will bear interest on the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Registrant, equal to either (1) the LIBOR Rate plus 2.00% or (2) the Bank's prime rate.

      The obligation of the Registrant to pay the amounts outstanding under the Loan Agreement may be accelerated upon the occurrence of an "Event of Default" under the Loan Agreement. Such events include:

            (a) Default in the payment of the principal of or interest on any Note or in the payment of any other amounts payable to the Bank pursuant to Sections 2.4(commitment fees) , 2.12 (regulatory capital requirements) , 2.13 (increased costs), or 2.14 (indemnities) of the Loan Agreement; or

            (b) A material breach by the Registrant of its representation or warranties under the Loan Agreement or in any certificate, report or opinion delivered pursuant to the Loan Agreement; or

            (c) Default by the Registrant in its in obligations under Section
5.2 (maintenance of corporate existence), Section 5.9 (financial covenants) or
Section 6 (negative covenants, including: incurrence of additional debt, liens or contingent liabilities; merger; sale of assets; change in the nature of the business; payment of dividends; entry into transactions with affiliates on other than third-party terms) of the Loan Agreement; or

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            (d) Default by the Registrant in its observance or performance of its other covenants under the Loan Agreement, which default is not cured for ten
(10) consecutive calendar days after written notice by the Bank; or

            (e) The Registrant or any subsidiary commences a bankruptcy or similar proceeding or such a proceeding is commenced against them and remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

            (f) A final judgment is entered against the Registrant or any subsidiary which remains unsatisfied and in effect for a period of sixty (60) consecutive days without being released or provided for; or

            (h) The Registrant or any subsidiary defaults in any payment of principal of or interest on any obligation (other than the Notes) and as a result the holder(s) of the obligation can accelerate the payment of the obligation; or

            (i) Certain events which may result in liability under ERISA occur with respect the Registrant or any ERISA affiliate which could subject the Registrant to liability of $100,000.00; or

            (j) Any the Loan Agreement or any related agreement (the "Loan Documents") ceases to be in full force and effect, a default occurs under a Loan Document or the Registrant or any guarantor subsidiary asserts that it has no further obligation to the Bank under a Loan Document; or

            (l) There is a default by the Company or any subsidiary under any other agreement with the Bank; or

            (m) There is a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Company, a subsidiary or the Collateral, in each case as may be reasonably determined by the Bank in its sole discretion.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits.

      10.1 Revolving Credit and Term Loan Agreement dated as of October 7, 2005 between the Registrant and Bank of America, N.A.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NETSMART TECHNOLOGIES, INC.


                                        /s/ James L. Conway
Date: October 14, 2005                  ------------------------------
                                        James L. Conway
                                        Chairman, President Chief Executive
                                        Officer and Director (Principal
                                        Executive Officer)